Exhibit 10.22
Trinity Capital Corporation
2005 Stock Incentive Plan

Restricted Stock Unit Award Terms

The Participant specified below has been granted this Restricted Stock Unit Award (the “Award”) by Trinity Capital Corporation, a New Mexico corporation (the “Company”), under the terms of the Trinity Capital Corporation 2005 Stock Incentive Plan (the “Plan”).  This Award shall be subject to the Plan as well as the following terms and conditions:

Section 1. Award.  In accordance with the Plan, the Company hereby grants to the Participant this Award of Restricted Stock Units (each, an “RSU”), where each RSU represents the right to receive one (1) Share in the future.  This Award is in all respects limited and conditioned as provided herein.  The RSUs will be credited to the Participant in an unfunded bookkeeping account established for the Participant by the Company.

Section 2. Terms of Restricted Stock Unit Award.  The following words and phrases relating to the grant of this Award shall have the following meanings:

(a) The “Participant” is                                                                                      .

(b) The “Grant Date” is                                                                                      .

(c) The number of “RSUs” is                                                                                      .

Except where indicated herein or where the context clearly implies to the contrary, any capitalized term in this Award shall have the meaning ascribed to that term under the Plan.

Section 3. Restricted Periods.  This Award evidences the Company’s grant to the Participant, as of the Grant Date, a number of RSUs, each of which represents the right of the Participant to receive one (1) Share free of restrictions once the applicable Restricted Period ends, subject to the terms and conditions described in this Award and in the Plan, and specifically, without limitation, Section 18 hereof.

(a) Subject to the limitations of this Award, and specifically, without limitation, Section 18 hereof, the “Restricted Period” for each installment of the RSUs (“Installment”) shall begin on the Grant Date and end as described in the following schedule (but only if the Participant has not had a Termination of Service (as defined below) before the end of the Restricted Period):

Installment:	Restricted Period will end on:
25% of RSUs
The later of (i) the 2nd anniversary of the Grant Date and (ii) the date on which 25% of the aggregate financial assistance received by the Company under the United States Treasury’s Troubled Asset Relief Program (“TARP”) is no longer outstanding.

Additional 25% of RSUs	The later of (i) the 2nd anniversary of the Grant Date and (ii) the date on which 50% of the aggregate financial assistance received by the Company under TARP is no longer outstanding.
Additional 25% of RSUs	The later of (i) the 2nd anniversary of the Grant Date and (ii) the date on which 75% of the aggregate financial assistance received by the Company under TARP is no longer outstanding.
Additional 25% of RSUs	The later of (i) the 2nd anniversary of the Grant Date and (ii) the date on which 100% of the aggregate financial assistance received by the Company under TARP is no longer outstanding.

(b) Notwithstanding the foregoing provisions of this Section 3, the Restricted Periods for the RSUs will lapse immediately upon (i) the Participant’s Termination of Service due to the Participant’s Disability or death or (ii) a Change of Control that occurs on or before the Participant’s Termination of Service.

(c) In the event the Participant’s Termination of Service, other than as provided in Section 3(b) immediately above, occurs prior to the expiration of one (1) or more Restricted Periods, the Participant shall forfeit all rights, title and interest in and to the full portion of any Installment(s) of RSUs still subject to a Restricted Period as of the Participant’s Termination of Service.

For purposes of this Agreement, “Termination of Service” means the first day occurring on or after the Grant Date on which the Participant’s status as a director, officer, employee, advisor or consultant of the Company, and each Related Corporation, terminates for any reason; provided, however, that a Termination of Service shall not be deemed to occur while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to reemployment with the service recipient under an applicable statute or by contract.  A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the service recipient.  If the period of leave exceeds six (6) months and the individual does not retain a right to reemployment under an applicable statute or by contract, a Termination of Service is deemed to occur on the first date immediately following such six (6)-month period.

TARP Restricted Stock Unit Award – FORM

Section 4. Settlement of RSUs.  Delivery of Shares or other amounts under this Award and the Plan shall be subject to the following:

(a) Delivery of Shares.  Within thirty (30) days following the end of the applicable Restricted Period set forth in Section 3 above, the Company shall deliver to the Participant one (1) Share free and clear of any restrictions in settlement of each of the unrestricted RSUs.

(b) Compliance with Applicable Laws.  Notwithstanding any other provision of this Award or the Plan, the Company shall have no obligation to deliver any Shares or make any other distribution of benefits under this Award or the Plan unless such delivery or distribution complies with all applicable laws and all applicable requirements of any securities exchange or similar entity.

(c) Certificates.  To the extent this Award and the Plan provide for the issuance of Shares, the issuance may be affected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.

Section 5. Withholding.  All deliveries of Shares pursuant to this Award shall be subject to withholding of all applicable taxes.  The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs or Designated Beneficiaries (as defined below)) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery date of any Shares (or cash or other property) under this Award.  At the election of the Participant, subject to the rules and limitations as may be established by the Committee, such withholding obligations may be satisfied through the surrender of Shares that the Participant already owns, or to which the Participant is otherwise entitled under the Plan.

Section 6. Non-Transferability of Award.  The Participant shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose of any RSUs awarded under this Award during any applicable Restricted Period.

TARP Restricted Stock Unit Award – FORM

Section 7. Dividends; Dividend Equivalents.  The Participant shall be entitled to receive a cash payment equal in value to any cash dividends and property distributions paid, with respect to the future Shares underlying the RSUs (other than dividends or distributions of securities of the Company that may be issued with respect to its Shares by virtue of any stock split, combination, stock dividend or recapitalization), that become payable during a Restricted Period or following a Restricted Period but prior to settlement of such RSUs (“Dividend Equivalents”); provided, however, that no Dividend Equivalents shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions occurring prior to the Grant Date, or with respect to record dates for such dividends or distributions occurring on or after the date, if any, on which the Participant has forfeited the RSUs.

Section 8. Voting Rights.  The Participant shall not be a shareholder of record and shall have no voting rights in connection with the RSUs during any applicable Restricted Period.

Section 9. Heirs and Successors.  This Award shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights of the Participant or benefits distributable to the Participant under this Award have not been settled or distributed, respectively, at the time of the Participant’s death, such rights shall be settled and payable to the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Award and the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require.  The designation of beneficiary form may be amended or revoked from time to time by the Participant.  If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been payable to the Participant shall be payable to the legal representative of the estate of the Participant.  If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the settlement of the Designated Beneficiary’s rights under this Award, then any rights that would have been payable to the Designated Beneficiary shall be payable to the legal representative of the estate of the Designated Beneficiary.

Section 10. Administration.  The authority to manage and control the operation and administration of this Award and the Plan is vested in the Committee, and the Committee shall have all powers with respect to this Award as it has with respect to the Plan.  Any interpretation of this Award or the Plan by the Committee and any decision made by it with respect to this Award or the Plan are final and binding on all persons.

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    Section 11. Plan Governs.  This Award shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Award is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.  Notwithstanding anything in this Award to the contrary, in the event of any discrepancies between the corporate records and this Award, the corporate records shall control.

Section 12. Not an Employment Contract.  This Award does not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Related Corporation, nor may it interfere in any way with any right the Company or any Related Corporation may otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

Section 13. No Rights As Shareholder.  The Participant shall not have any rights of a shareholder in connection with the RSUs until a stock certificate has been duly issued as provided herein.

Section 14. Amendment.  This Award may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written Award of the Participant and the Company without the consent of any other person.

Section 15. Validity.  If any provision of this Award is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Award shall be construed and enforced as if such illegal or invalid provision had never been included herein.

Section 16. Section 409A.  This Award is intended to be exempt from, or in the alternative, to comply with, Code Section 409A (“Section 409A”); and this Award and the Plan (insofar as it is incorporated by reference into this Award) will be administered and interpreted in accordance with such intent.  Notwithstanding anything in this Award to the contrary, to the extent required by Section 409A, any amount hereunder that constitutes “nonqualified deferred compensation” under Section 409A that is payable to the Participant on account of the Participant’s separation from service will be delayed and paid to the Participant on the first business day after the date that is six (6) months following the Participant’s separation from service.

Section 17. Section 409A Amendment.  The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Section 409A.  The Participant’s acceptance of this Award constitutes acknowledgement and consent to such rights of the Committee.

TARP Restricted Stock Unit Award – FORM

    Section 18. EESA Amendment, Benefits During TARP Period.  The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Section 111 of the Emergency Economic Stabilization Act of 2010, as amended (“EESA”); the Participant’s acceptance of this Award constitutes acknowledgement and consent to such rights of the Committee.  Notwithstanding any provision of this Award or the Plan to the contrary, if any applicable provision of EESA or any of the compensation limitations or prohibitions applicable to TARP recipients (collectively, the “EESA Restrictions”) should limit or prohibit the payment to the Participant of any amounts under this Award or otherwise, the Participant hereby agrees to forever waive any claim against the Company or any of its directors, officers, employees and agents for any changes to the Participant’s compensation or benefits that are required in order to comply with the EESA Restrictions, including but not limited to the limitation or complete prohibition of any benefits triggered or accelerated upon Change of Control described in this Award.  The Participant further acknowledges and agrees that if the Company notifies the Participant in writing that payments or other compensation received by the Participant are in violation of any of the EESA Restrictions, the Participant shall repay the aggregate amount of such payments to the Company no later than fifteen (15) business days following the Participant’s receipt of such notice.

IN WITNESS WHEREOF, the Company has caused this Award to be executed in its name and on its behalf, all as of the Grant Date, and the Participant acknowledges acceptance of the terms and conditions of this Award.

Trinity Capital Corporation

                                                                By:

                                                                Participant

                                                                Date

TARP Restricted Stock Unit Award – FORM